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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 28, 2001

MDU Communications International, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-26053 (Commission File Number)	84-1342898 (IRS Employer Identification No.)
108 - 11951 Hammersmith Way, Richmond, B.C., Canada (Address of principal executive offices)	V7A 5H9 (Zip Code)

(604) 277-8150
(Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

      a)  On April 30, 2001, MDU Communications International, Inc., a Delaware corporation (the "Company"), executed a Purchase Agreement 1with Digital Solutions, L.L.C., a Connecticut limited liability company ("Digital Solutions"), for the Company to purchase all member interests in Digital Solutions. The result of the transaction was that the Company purchased all assets and liabilities of Digital Solutions, including its digital satellite television subscriber base, associated property access agreements and backlog, all equipment installed in properties for receiving digital satellite television services, and all office equipment, systems and inventory for a purchase price of US$1,675,000 and 500,000 shares of the Company's restricted common stock. On April 30, 2001, the Company's common stock was trading at US$0.47 per share for a fair value of US$235,000. Beginning May 1, 2001, the Company assumed all obligations under the Digital Solutions' property access agreements and will provide on-going service to these properties, owners and subscribers.

      Specifically, the Purchase Agreement represented the acquisition of 3,142 digital satellite television subscribers and work-in-progress involving approximately 700 additional digital satellite television subscribers. The Company also purchased rights under a certain joint venture agreement for future deployment of digital satellite television subscribers. The Company will assume the month-to-month office lease and office assets of Digital Solutions in Westport, Connecticut for a yet undetermined amount of time and will assume employment contracts of four Digital Solutions employees. Former General Manager of Digital Solutions, Tim Donnelly, will become Regional Manager for MDU Communications (USA) Inc., the U.S. subsidiary of the Company.

      Digital Solutions' current monthly revenue is approximately US$75,000, which after expenses leaves Digital Solutions with positive cash flow.

      The purchase of Digital Solutions as an entity fit well within the Company's acquisition model and will greatly assist in the Company achieving its short-term goal of becoming the predominant provider of digital satellite television services in the Northeast United States.

      b)  On April 27, 2001, MDU Communications Inc. ("MDUC"), a subsidiary of MDU Communications International, Inc. (the "Company") completed an Asset Purchase Agreement with Star Choice Television Network Inc. ("Star Choice"), a subsidiary of Star Choice Communications Inc. (of which MDUC has been a National System Operator since August of 1998), for Star Choice to purchase MDUC's Eastern Canadian (Nova Scotia, Ontario and Quebec) digital satellite television subscriber base and associated property access agreements for a purchase price of CDN$5,034,250. In addition, the Agreement provides for Star Choice to receive MDUC's backlog of access agreements and letters of intent for Eastern Canada. Beginning April 28, 2001, Star Choice assumed all obligations under the property access agreements and will provide on-going service to these properties, owners and subscribers.

      Specifically, the Agreement represents the sale of the following approximate number of MDUC's digital satellite television subscribers: DTA (direct-to-apartment)—975; Private Cable—897; SMATV—67. Star Choice also purchased MDUC's remaining physical inventory for the installation of digital satellite television systems for its fair market value of CDN$171,500.

      Under the agreement, Star Choice also received the telecommunications equipment installed in properties required to service the subscribers. This equipment had an original cost of approximately CDN$1.3 million and a net book value of approximately CDN$1.2 million at April 27, 2001. The transaction will result in a pre-tax gain on sale of the assets of CDN$3.8 million.

      The Agreement did not result in the sale of any of the Company's infrastructure, the proprietary "Dataman" subscriber management system or MDUC's Internet or security subscribers or any of the assets of the U.S. subsidiary, MDU Communications (USA) Inc.

      The Company's primary focus will now be on the U.S. market and to that end, the Company headquarters will be relocated to the Greater New York Area on May 15, 2001. As of April 30,

  2001, the U.S. subsidiary had a backlog of letters of intent or access agreements in place with 184 properties, representing approximately 22,670 potential subscribers to the Company's services.

Item 7.  Financial Statements and Exhibits

    Financial Statements—The Company is preparing pro forma financial statements, pursuant to Article 11 of Regulation SX of the Securities Exchange Act of 1934, which will be filed on or before July 15, 2001.

Exhibits

    Exhibit No. 2.1—Acquisition of Assets—The April 30, 2001 Purchase Agreement with Digital Solutions, L.L.C. is attached to this 8K as an Exhibit.

    Exhibit No. 2.2—Disposition of Assets—The April 27, 2001 Asset Purchase Agreement with Star Choice Television Network Incorporated is also attached to this 8K as an Exhibit.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU Communications International, Inc.
Date: May 14, 2001	By:	/s/ SHELDON NELSON Sheldon Nelson, Chief Executive Officer

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Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits
SIGNATURES